Exhibit 99.1

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 201-5445	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

North American Scientific Appoints New Chief Operating Officer
Former Biosense Webster Executive Will Lead Brachytherapy Operations and R&D

Chatsworth, CA - September 7, 2007 — North American Scientific, Inc. (Nasdaq: NASI) announced today that it has appointed Troy Barring, 44, to the newly created position of Senior Vice President and Chief Operating Officer. Mr. Barring, formerly Vice President of Worldwide Services for Biosense Webster, will manage operations and R&D for the Company’s growing Radiation Sources division, which includes the new breast brachytherapy products, ClearPath™ HDR and ClearPath CR. Mr. Barring will report directly to John Rush, President and CEO of North American Scientific.

“Troy brings 17 years of high-level experience in developing and implementing successful operational strategies for new products, which we believe will be highly valuable to our executive team,” said Mr. Rush. “His tenure includes 13 years in healthcare operations and manufacturing management, and this expertise should further strengthen our capabilities as we execute our Radiation Sources growth strategy. We have continued to grow sales of our core brachytherapy product line focused on prostate cancer treatment and we are poised to capitalize on the growth opportunities in the accelerated partial breast irradiation (APBI) market for our ClearPath products. This is an exciting time for North American Scientific, and as we execute on a number of critical initiatives, Troy’s dynamic operational, development and strategic experience will be a key asset. We look forward to his many contributions.”

Mr. Barring joins North American Scientific from Biosense Webster, a leader in the science behind the diagnosis and treatment of cardiac arrhythmias, and a division of Johnson & Johnson. Mr. Barring was most recently Vice President of Worldwide Services at Biosense Webster, where he was responsible for the creation, development and deployment of its global services business. He also served as Biosense Webster’s Group Vice President of Worldwide Sales & Marketing, Group Vice President of Global Marketing for Europe, Worldwide R&D and Operations, and Senior Vice President of R&D and Operations. Prior to joining Biosense Webster, Mr. Barring was the Vice President and General Manager of Intravascular Ultrasound at SCIMED, a division of Boston Scientific Corporation. Mr. Barring began his career in the healthcare industry at Sorin Biomedical, where he was Business Manager and Manufacturing Manager for its custom products division.

“North American Scientific has a unique family of new products that should address several unmet needs of the APBI market,” said Mr. Barring. “I joined North American Scientific because I believe the opportunities for ClearPath coupled with the steady growth of the core prostate brachytherapy products will allow the Company to achieve sustainable and dynamic revenue growth in the future. The combined prostate and breast cancer markets present a total addressable market opportunity of more than $800 million in the U.S. alone. I am excited to join the team at this juncture as we aggressively pursue these opportunities.”

Mr. Barring earned an Executive MBA from Pepperdine University in Malibu, California, with an emphasis in Strategic Planning. He received his BS in mechanical engineering from the United States Military Academy, West Point.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   North American Scientific’s NOMOS® Radiation Oncology Division provides external beam radiation therapy products for Serial Tomotherapy Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT). Serial tomotherapy IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. These products are marketed under the trade names nomosSTAT™and CORVUS® (our proprietary treatment planning software). The Company's IGRT products, BAT®, BATCAM™ and nTRAK™, provide fast and accurate targeting and localization of a treatment volume on a daily basis.  More than 500 hospitals and research sites worldwide are equipped with the Company's clinically proven serial tomotherapy, inverse treatment planning, image-guidance and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

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